Exhibit 99.1

                                 [LOGO] HORIZON

FOR IMMEDIATE RELEASE               CONTACT:  Pete Holland,
                                              Chief Financial Officer
                                              Horizon Telcom
                                              Phone (740) 772-8547
                                              Email: Pete.Holland@horizonpcs.com

        Horizon Telcom, Inc. Announces Preliminary Proposal To Go Private

      CHILLICOTHE, OHIO (August 19, 2004) Horizon Telcom, Inc. ("Horizon") today announced that its board of directors has unanimously approved stock splits of its shares of Class B common stock. The stock splits would consist of a reverse stock split at a ratio to be determined followed immediately by a forward stock split utilizing the same ratio. Each stockholder owning less than one share of Class B common stock immediately after the reverse stock split would, instead of participating in the forward stock split, receive a cash payment in an amount to be determined. Each stockholder owning one or more shares of Class B common stock following the reverse stock split would not receive any cash payment and would remain a stockholder of Horizon. The completion of the stock splits is subject to approval by the affirmative vote of at least two-thirds (2/3) of Horizon's Class B common stock.

The stock splits will reduce the number of record holders of Horizon's Class B common stock to below 300, thereby allowing Horizon to suspend its obligation to file periodic reports and other documents with the Securities and Exchange Commission. Horizon incurs substantial accounting, legal and compliance costs by being a public company. These costs would decrease significantly after Horizon suspends its reporting obligations.

Horizon's board of directors appointed a special committee to assist in determining the terms and conditions of the stock splits, including the price to be paid to those holders of Class B common stock that will not continue as stockholders following the reverse stock split. The members of the special committee are John E. Herrnstein, Joel Gerber and Jerry B. Whited. These individuals also serve on Horizon's audit committee.

In connection with the stock splits, it is contemplated that the registration statement on Form S-8 filed by Horizon in May 2002 will be terminated as it pertains to the shares of Horizon's Class A common stock and Class B common stock registered thereunder.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties.